Utz Brands Reports Fourth Quarter and Full-Year 2020 Financial Results

Q4 Net Sales Growth of 22.1% and Pro Forma Net Sales Growth of 6.8%
Builds Foundation for Continued Long-term Growth

Hanover, PA – March 18, 2021 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for the Company’s 14-week fiscal fourth quarter and 53-week fiscal 2020 ended January 3, 2021.

“2020 was a transformational year for Utz. We began our new chapter as a publicly traded company, and we delivered double-digit retail sales growth, making Utz the #3 brand platform in U.S. Salty Snacks and one of the fastest growing salty snack platforms of scale. Growth was led by our Power Brands and we added three million more buyers during the year. Despite the challenges of the pandemic and the demanding environment for our team, we reacted quickly and put protocols in place to protect our associates and customers, which enabled us to deliver these strong results,” said Dylan Lissette, Chief Executive Officer of Utz. “Looking ahead, we remain excited about our opportunity for continued long-term profitable growth, as we actively deploy our value creation strategies for the benefit of our stockholders.”

Fourth Quarter and Full-Year 2020 Financial Highlights

(in $millions)	14-weeks Ended January 3, 2021	13-weeks Ended December 29, 2019	% Change	53-weeks Ended January 3, 2021(1)	52-weeks Ended December 29, 2019	% Change

Net Sales	$246.3	$201.8	22.1%	$964.3	$768.2	25.5%
Pro Forma Net Sales(2,3)	268.6	251.5	6.8%	1,144.2	1,022.6	11.9%

Gross Profit	81.6	65.7	24.2%	332.7	253.8	31.1%
Adjusted Gross Profit(3)	90.5	71.0	27.5%	365.4	270.6	35.0%
Adjusted Gross Profit Margin(3)	36.7%	35.2%	155 bps	37.9%	35.2%	267 bps

Net Loss	(13.6)	(24.0)	nm	(12.6)	(13.4)	nm
Adjusted Net Income(3)	20.4	0.5	nm	62.2	16.8	nm
Adjusted EBITDA(3)	34.0	16.6	104.8%	133.9	86.5	54.8%
Adjusted EBITDA Margin(3)	13.8%	8.2%	555 bps	13.9%	11.3%	263 bps

(1) Combined predecessor period of December 30, 2019 through August 28, 2020 and successor period of August 29, 2020 through January 3, 2021. A reconciliation of the combined predecessor period can be found in the tables accompanying this release.
(2) Assumes the Company owned Kennedy Endeavors, Kitchen Cooked, H.K. Anderson and Truco Enterprises on the first day of fiscal 2019. Pro forma net sales are on an estimated comparable 13-week and 52-week basis.
(3) See description of Non-GAAP financial measures and reconciliations of GAAP measures to Non-GAAP adjusted measures in the tables that accompany this release.

Fourth Quarter and Full-Year 2020 Growth Highlights

For the 13-week period ended December 27, 2020, our retail sales as measured by IRI MULO-C increased 9.3%, significantly above the total salty snack category growth of 7.1%, as we continued to perform well across most product sub-categories, channels and geographies. Our IRI retail sales growth exceeded our pro forma net sales growth due primarily to the impact of unmeasured channels and the increase in IO discounts.

For the 13-week period ended December 27, 2020, Power Brands retail sales growth of 11.1% was led by Utz®, ON THE BORDER®, Zapp’s®, TORTIYAHS!®, Golden Flake® Pork Skins and Boulder Canyon® brands. The retail sales decline of 1.2% in Foundation Brands reflects our strategy to focus on our Power Brands, and softness in the convenience channel primarily due to COVID-19. Conversely, our Power Brands have a stronger presence in the large format channels which continued to perform well during the quarter.

IRI Retail Sales YoY Growth Highlights(1)

	Period Ended December 27, 2020
	Last 13-weeks	Last 52-weeks

Total Retail Sales YoY Growth

Salty Snack Category	7.1%	9.1%

Utz	9.3%	15.1%
Power Brands	11.1%	17.2%
Foundation Brands(2)	(1.2)%	3.2%

Sales by Geography YoY Growth

Core

Salty Snack Category	6.7%	9.0%
Utz	5.7%	11.9%

Expansion

Salty Snack Category	8.4%	9.7%
Utz	13.7%	20.4%

Emerging

Salty Snack Category	7.3%	9.6%
Utz	14.3%	19.1%

(1) Source: IRI Custom Panel, Total US MULO + C, 13-weeks and 52-weeks ended 12/27/2020; % YoY growth compared to the comparable period in the prior year on a pro forma basis.
(2) IRI does not include Partner Brands and Private Label retail sales.

Fourth Quarter 2020 Financial Results

See description of Non-GAAP financial measures mentioned in this press release and reconciliations of GAAP measures to Non-GAAP adjusted measures in the tables that accompany this release.

Net sales for the 14-week fourth quarter of 2020 increased 22.1% to $246.3 million compared to $201.8 million for the 13-week fourth quarter of 2019. The Company’s fourth quarter 2020 results benefited from the impact of the 53rd week in fiscal 2020 and estimates the “extra week” contributed approximately $16 million in net sales. The 22.1% increase in net sales for the fourth quarter of 2020 was driven by acquisitions of +10.6%, the additional week of +7.9%, volume gains of +4.1%, and favorable price/mix of +1.0%, partially offset by our continued shift to independent operators (“IO”) and the resulting increase in sales discounts of 1.5%.

Pro Forma Net Sales increased 6.8% on a comparable 13-week basis to $268.6 million versus $251.5 million for the fourth quarter of 2019. Pro Forma Net Sales assumes the Company owned Kennedy Endeavors, Kitchen Cooked, H.K. Anderson and Truco Enterprises on the first day of fiscal 2019.

Gross profit increased 24.2% to $81.6 million, or 33.1% as a percentage of net sales, for the 14-week fourth quarter of 2020, compared to $65.7 million, or 32.6% as a percentage of net sales, during the 13-week fourth quarter of 2019. Adjusted Gross Profit for the fourth quarter of 2020 increased 27.5% to $90.5 million, or 36.7% as a percentage of net sales, compared to $71.0 million, or 35.2% as a percentage of net sales, in the prior year period during the 13-week fourth quarter of 2019.. The increase in Adjusted Gross Profit as a percentage of net sales was primarily driven by scale benefits in our manufacturing network from higher volume, price/mix, and lower commodity costs.

Selling and Administrative expenses were $82.2 million for the 14-week fourth quarter of 2020 compared to $80.5 million in the 13-week fourth quarter of 2019. Adjusted Selling and Administrative Expenses for the fourth quarter of 2020 were $56.9 million, or 23.1% as a percentage of net sales, compared to $57.0 million, or 28.2% as a percentage of net sales, in the prior year period. The decrease in Adjusted Selling and Administrative Expenses as a percentage of net sales was primarily due to the timing of certain selling expenses in the prior period, partially offset by higher incentive compensation in the current period due to the Company’s strong performance in fiscal 2020 as well as increased brand marketing investments.

Net loss was $(13.6) million for the 14-week fourth quarter of 2020, compared to a net loss of $(24.0) million for the 13-week fourth quarter of 2019. The net loss during the fourth quarter of 2020 was primarily driven by transaction expenses related to the acquisition of Truco Enterprises which closed in December 2020. Adjusted Net Income in the fourth quarter of 2020 was $20.4 million compared to Adjusted Net Income of $0.5 million in the fourth quarter of 2019.

Adjusted EBITDA increased $17.4 million to $34.0 million, or 13.8% as a percentage of net sales, for the 14-week fourth quarter of 2020, compared to $16.6 million, or 8.2% as a percentage of net sales, in the 13-week fourth quarter of 2019. The Company estimates the “extra week” contributed approximately $3 million in Adjusted EBITDA. The improved Adjusted EBITDA margin was driven by a combination of Adjusted Gross Margin expansion and a reduction in Adjusted Selling and Administrative Expense, as a percent of net sales.

Balance Sheet and Cash Flow Highlights

Subsequent to the end of fiscal year 2020, on January 20, 2021, the Company placed a new $720 million Term Loan B due 2028 that extended the maturity profile by over three years and reset certain credit agreement terms, providing increased financial flexibility. Together with approximately $181 million in cash from the exercise of the public warrants and forward purchase warrants in advance of the redemption date, the Company repaid in full the $490 million Bridge Credit Facility used to fund the acquisition of Truco Enterprises and the rights to the ON THE BORDER® brand. In addition, Utz refinanced its existing $410 million Term Loan B due 2024. This refinancing resulted in a 2020 pro forma net leverage ratio of 3.7x based on Normalized Further Adjusted EBITDA of $186.4 million and Pro Forma Net Debt of $691.7 million.

Capital expenditures totaled $6.9 million in the fourth quarter, and $21.7 million for the 53-weeks ended January 3, 2021. Excluded from these capital expenditure amounts was spend of $3.4 million and $7.2 million in the fourth quarter and full-year, respectively, related to the Company’s cloud-based ERP implementation.

Acquisition of VITNER’S®

On January 11, 2021, Utz announced that it entered into a definitive agreement with Snak-King Corp. to acquire certain assets of the C.J. Vitner business, a leading brand of salty snacks based in the Chicago, IL area. Utz closed on this transaction on February 8, 2021 and the purchase price of approximately $25 million was funded from current cash-on-hand. The acquisition further strengthens Utz’s position in the Chicago metropolitan area, which complements our third-party distribution partners there and across the state of Illinois where Utz had previously acquired Kitchen Cooked’s Central Illinois DSD platform.

Fiscal Year 2021 Outlook

“We are encouraged with our start to 2021 with solid year-to-date retail sales growth through the end of February. While we will begin to lap strong results from the impact of COVID-19 in the prior year, our brands are well-positioned for long-term growth. Based on the significant increase in new buyers and higher repeat rates of purchase over the past twelve months, we believe that the COVID-19 impact on at-home eating occasions will have a lasting, beneficial impact to long-term demand trends. Our projected pro forma two-year CAGR for fiscal 2020 and 2021 of approximately 6% is well above our stated long-term organic growth outlook of 3 to 4%, and we will continue to invest incremental marketing dollars to build our brands and accelerate revenue growth,” said Cary Devore, Chief Financial Officer of Utz.

“From a cost and margin standpoint, our productivity efforts are on-target and set to double to 2% of COGS in 2021, and we remain on track to ramp up to our previously stated productivity goals of 3-4% of COGS by 2023. In addition, we are implementing pricing initiatives to help offset expected commodity inflation of approximately 4%. We will continue to pursue actions that strengthen our long-term fundamentals, and our goal remains to be the fastest growing, pure-play branded snack platform of scale in the U.S.,” Devore added.

For the 52-week fiscal year ending January 2, 2022, the Company is providing the following guidance:

•Net sales consistent with 2020 Pro Forma Net Sales of $1.16B(1) with modest organic sales growth year over year. The Company’s projected pro forma two-year CAGR for fiscal 2020 and 2021 of approximately 6% is well-above the Company’s long-term growth outlook of 3 – 4%.

•Adjusted EBITDA of $180 – $190 million(2) versus 2020 Further Adjusted EBITDA of $181 million(3), delivering a margin of approximately 16%.

•Adjusted Earnings Per Share of $0.70 – $0.75, which excludes step-up depreciation & amortization (“D&A”), stock compensation expense, and non-recurring items. This assumes fully diluted shares on an as-converted basis of approximately 142 million.

In addition to the risks and uncertainties identified under “Forward-Looking Statements,” the Company’s 2021 guidance is estimated based on the following assumptions:

◦Funded $25 million Vitner's acquisition in February 2021 with balance sheet cash
◦Expecting 200 – 250 Independent Route (“IO”) conversions
◦Core D&A of $25 – $27 million and step-up D&A of $57 – $59 million, both comprised of approximately 2/3 cost of goods sold and 1/3 selling and administrative expense
◦Capital expenditures of $30 – $40 million
◦Commodity inflation of approximately 4%
◦Productivity of approximately 2% of cost of goods sold
◦Cash interest expense of approximately $30 million(4)
◦Effective cash tax rate of 23.0 - 25.0% (% of pre-tax book income)
◦Net leverage ratio of approximately 3.5x by end of 2021(5)

Note: Pro Forma Net Sales, Adjusted EBITDA, Further Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures. See appendix for reconciliation of non-GAAP financial measures to most directly comparable GAAP measures.
(1) 2020 Pro Forma Net Sales includes $1.14 billion of pro forma net sales on a 52-week comparison basis as defined in the reconciliation tables that accompany this press release, and also assumes $20 million of net sales for Vitner's to align with the expectation for FY 2021 (11 months of results from operating and SKU rationalization activity). The Company’s 2021 pro forma net sales growth rate outlook is inclusive of the impact from the conversion of employee-serviced DSD routes to independent operator-serviced routes.
(2) Assumes $48 – $52 million from the acquisitions of Truco Enterprises, H.K. Anderson and Vitner’s. Assumes $2 million contribution to Adjusted EBITDA from Truco synergies and excludes approximately $5 million of unrealized cost synergies expected to occur in 2022 and beyond.
(3) 2020 Further Adjusted EBITDA includes $179 million of Further Adjusted EBITDA on a 52-week comparison basis as defined in the reconciliation tables that accompany this press release and also includes $2 million for Vitner's Adjusted EBITDA to align with the expectation for FY 2021 (11 months of results from operating and SKU rationalization activity).
(4) Excludes amortization of deferred financing fees, interest expense related to loans to independent operators that we guarantee, and interest income. Includes $250M notional interest rate hedge that fixes 1-month LIBOR at 1.339%.
(5) Includes unrealized cost synergies of approximately $5 million from acquisitions.

For the purpose of the Company’s fiscal 2021 outlook, the Company has assumed (i) the macroeconomic environment continues as it has for the last several months and (ii) there is no significant change on the Company from the impact of COVID-19.

With respect to projected fiscal year 2021 Adjusted EBITDA and Adjusted Earnings Per Share, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA, and which are excluded from Adjusted Earnings per Share. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com/ to access the live listen-only webcast and presentation. Investors can also dial in over the phone by calling (833) 670-0764 from the North America and (343) 761-2595 internationally. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, March 25, 2021, by dialing (800) 585-8367 from North America, or (416) 621-4642 from international locations, and entering confirmation code 7688957.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others. After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally and internationally through grocery, mass merchant, club, convenience, drug and other channels. Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Utz’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Utz’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Utz’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the risk that the recently completed business combination with Collier Creek Holdings and other acquisitions recently completed by Utz (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business

Combinations; changes in applicable law or regulations; costs related to the Business Combinations; the inability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “Commission”) for the fiscal year ended January 3, 2021 and other reports filed by the Company with the Commission. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Utz considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Utz cautions that the foregoing list of factors is not exclusive. Utz cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Investor Contacts
Kevin Powers
Utz Brand, Inc.
kpowers@utzsnacks.com

Media Contacts
Marie Espinel, Katie Lewis or Hannah Arnold
The LAKPR Group
mespinel@lakpr.com, klewis@lakpr.com or harnold@lakpr.com

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:

•Pro Forma Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Pro Forma Gross Profit
•Pro Forma Adjusted Gross Profit
•Adjusted Selling and Administrative Expense
•Adjusted Selling and Administrative Expense as % of Net Sales
•Adjusted Net Income
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Further Adjusted EBITDA
•Further Adjusted EBITDA as % of Pro Forma Net Sales (Further Adjusted EBITDA Margin)
•Normalized Further Adjusted EBITDA

Pro Forma Net Sales is defined as Net Sales including the historical net sales relating to the pre-acquisition periods of Kennedy, Kitchen Cooked, H.K. Anderson and Truco Enterprises acquisitions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Pro Forma Gross Profit is defined as Gross Profit including the historical Gross Profit relating to the pre-acquisition periods of Kennedy, Kitchen Cooked, H.K. Anderson and Truco Enterprises acquisitions.

Pro Forma Adjusted Gross Profit is defined as Adjusted Gross Profit including the historical Adjusted Gross Profit relating to the pre-acquisition periods of Kennedy, Kitchen Cooked, H.K. Anderson and Truco Enterprises acquisitions.

Adjusted Selling and Administrative Expense is defined as all Selling and Administrative expense excluding Depreciation and Amortization expense, a non cash item. In addition, Adjusted Selling and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisition of Kennedy Endeavors’, Kitchen Cooked, Inventure, Golden Flake and Truco Enterprises. In addition, Adjusted Net Income is also adjusted to exclude certain non-cash items, such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Further Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of Kennedy Endeavors, Kitchen Cooked, Collier Creek Holdings, H.K. Anderson and Truco Enterprises acquisitions. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales. This definition does not include adjustments for estimated unrealized cost synergies, estimated unrealized public company costs or trade spend normalization, as reflected in Normalized Further Adjusted EBITDA.

Normalized Further Adjusted EBITDA is defined as Further Adjusted EBITDA including adjustments for estimated unrealized cost synergies related to the acquisition of Kennedy Endeavors, Kitchen Cooked, H.K. Anderson and Truco Enterprises acquisitions. In addition, Normalized Further Adjusted EBITDA also adjusts for estimated unrealized public company costs, and a one-time trade spend normalization adjustment at the end of 2019.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assists investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the 14 weeks ended January 3, 2021 and 13 weeks ended December 29, 2019
(In thousands, except share information)

	Successor	Predecessor
	For the 14 weeks ended January 3, 2021	For the 13 weeks ended December 29, 2019
Net sales	$246,276	$201,756
Cost of goods sold	164,672	136,140
Gross profit	81,604	65,616
Selling and administrative expenses
Selling	46,757	49,639
Administrative	35,420	30,816
Total selling and administrative expenses	82,177	80,455
Gain on sale of assets
Gain on disposal of property, plant and equipment	104	223
Gain on sale of routes, net	690	814
Total gain on sale of assets	794	1,037
Income (loss) from operations	221	(13,802)
Other (expense) income
Interest expense	(11,483)	(10,374)
Other income	265	546
Other (expense) income, net	(11,218)	(9,828)
Loss before taxes	(10,997)	(23,630)
Income tax expense	2,622	359
Net loss	(13,619)	(23,989)
Net loss (income) attributable to noncontrolling interest	5,651	(665)
Net loss attributable to controlling interest	(7,968)	(24,654)
Earnings per share of Class A Common Stock: (in dollars)
Basic and Diluted	$(0.13)
Weighted-average shares of Class A Common Stock outstanding
Basic and Diluted	61,897,828
Other comprehensive gain:
Change in fair value of interest rate swap	$672	$1,408
Comprehensive loss	$(7,296)	$(23,246)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the fiscal periods ended January 3, 2021 and August 28, 2020, and years ended December 29, 2019 and December 30, 2018
(In thousands, except share information)

	Successor	Predecessor
	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
Net sales	$325,648	$638,662	$768,228	$772,035
Cost of goods sold	219,977	411,595	514,430	505,330
Gross profit	105,671	227,067	253,798	266,705
Selling and administrative expenses
Selling	63,616	131,579	163,589	183,374
Administrative	43,871	64,050	64,723	68,018
Total selling and administrative expenses	107,487	195,629	228,312	251,392
Gain on sale of assets
Gain (loss) on disposal of property, plant and equipment	109	79	6,028	(2,312)
Gain on sale of routes, net	749	1,264	7,232	6,382
Total gain on sale of assets	858	1,343	13,260	4,070
(Loss) income from operations	(958)	32,781	38,746	19,383
Other (expense) income
Interest expense	(13,301)	(26,659)	(48,388)	(45,715)
Other (expense) income	(2,058)	1,271	(576)	607
Other (expense) income, net	(15,359)	(25,388)	(48,964)	(45,108)
(Loss) income before taxes	(16,317)	7,393	(10,218)	(25,725)
Income tax (benefit) expense	(267)	3,973	3,146	1,919
Net (loss) income	(16,050)	3,420	(13,364)	(27,644)
Net loss (income) attributable to noncontrolling interest	7,971	—	(2,808)	(2,856)
Net (loss) income attributable to controlling interest	(8,079)	3,420	(16,172)	(30,500)
Earnings per share of Class A Common Stock: (in dollars)
Basic and Diluted	$(0.13)
Weighted-average shares of Class A Common Stock outstanding
Basic and Diluted	61,085,943
Other comprehensive gain (loss):
Change in fair value of interest rate swap	$924	$(7,463)	$1,408	$—
Comprehensive (loss) income	$(7,155)	$(4,043)	$(14,764)	$(30,500)

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
January 3, 2021 and December 29, 2019
(In thousands)

	Successor	Predecessor
	As of January 3, 2021	As of December 29, 2019
ASSETS
Current Assets
Cash and cash equivalents	$46,831	$15,053
Accounts receivable, less allowance of $239 and $1,353, respectively	118,305	106,816
Inventories	59,810	50,894
Prepaid expenses and other assets	11,573	4,563
Current portion of notes receivable	7,666	6,754
Total current assets	244,185	184,080
Non-current Assets
Property, plant and equipment, net	270,416	171,717
Goodwill	862,183	202,407
Intangible assets, net	1,171,709	184,014
Non-current portion of notes receivable	20,000	28,636
Other assets	15,671	7,693
Total non-current assets	2,339,979	594,467
Total assets	$2,584,164	$778,547
LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Current portion of term debt	$469	$6,299
Current portion of other notes payable	9,018	7,984
Accounts payable	57,254	49,028
Accrued expenses and other	80,788	44,206
Total current liabilities	147,529	107,517
Non-current portion of term debt	778,000	633,826
Non-current portion of other notes payable	24,564	31,800
Non-current accrued expenses and other	37,771	19,633
Deferred tax liability	73,786	19,123
Total non-current liabilities	914,121	704,382
Total liabilities	1,061,650	811,899
Commitments and contingencies
Equity (Deficit)
Members' equity (deficit)		(27,446)
Shares of Class A Common Stock (Successor), $0.0001 par value; 1,000,000,000 shares authorized; 71,094,714 shares issued and outstanding at January 3, 2021	7
Shares of Class V Common Stock (Successor), $0.0001 par value; 61,249,000 shares authorized; 60,349,000 issued and outstanding at January 3, 2021	6
Additional paid-in capital (Successor)	623,729
Accumulated deficit (Successor)	(22,401)
Accumulated other comprehensive income	924	1,408
Total stockholders' equity and members' equity (deficit)	602,265	(26,038)
Noncontrolling interest	920,249	(7,314)
Total equity (deficit)	1,522,514	(33,352)
Total liabilities and equity (deficit)	$2,584,164	$778,547

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal periods ended January 3, 2021 and August 28, 2020, and years ended December 29, 2019 and December 30, 2018
(In thousands)

	Successor	Predecessor	Predecessor
	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	For the year ended December 29, 2019	For the year ended December 30, 2018
Cash flows from operating activities
Net (loss) income	$(16,050)	$3,420	$(13,364)	$(27,644)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment and other charges	—	—	3,880	2,900
Depreciation and amortization	20,688	24,055	29,290	30,358
Amortization of step-up of inventory	5,795	—	—	—
(Gain) loss on disposal of property and equipment	(109)	(79)	(6,028)	2,312
Gain on sale of routes	(749)	(1,264)	(7,232)	(6,382)
Stock based compensation	6,790	—	—	—
Loss on debt extinguishment	2,500	—	4,336	—
Deferred income taxes	(958)	3,583	1,949	900
Deferred financing costs	(2,639)	1,742	955	2,355
Changes in assets and liabilities:
Accounts receivable, net	16,611	(11,786)	11,542	(76)
Inventories, net	887	(6,883)	3,476	2,926
Prepaid expenses and other assets	(7,064)	(3,456)	(1,993)	583
Accounts payable and accrued expenses and other	(26,634)	21,295	1,181	7,515
Net cash (used in) provided by operating activities	(932)	30,627	27,992	15,747
Cash flows from investing activities
Acquisition of Utz Brands Holdings, LLC, net of cash acquired	(185,448)	—	—	—
Acquisitions, net of cash acquired	(406,485)	(8,816)	(137,845)	—
Purchases of property and equipment	(9,892)	(11,828)	(19,996)	(13,038)
Purchases of intangibles	(79,013)	(650)	—	—
Proceeds on sale of property and equipment	1,344	615	12,059	4,740
Proceeds from sale of routes	2,082	2,774	3,008	4,326
Proceeds on the sale of IO notes	—	—	33,204	—
Notes receivable, net	(4,470)	(3,611)	(6,312)	1,803
Net cash used in investing activities	(681,882)	(21,516)	(115,882)	(2,169)
Cash flows from financing activities
Borrowings on term debt and notes payable	370,000	2,650	121,250	1,356
Repayments on term debt and notes payable	(239,989)	(6,686)	(135,141)	(5,611)
Contribution from member and noncontrolling interest	—	—	123,908	—
Exercised warrants	124,495	—	—	—
Dividends paid	(2,968)	—	—	—
Distributions to members	—	(6,415)	(11,461)	(10,161)
Distribution to noncontrolling interest	(9,565)	—	(2,527)	(1,950)
Net cash provided by (used in) financing activities	241,973	(10,451)	96,029	(16,366)
Net (decrease) increase in cash and cash equivalents	(440,841)	(1,340)	8,139	(2,788)
Cash and cash equivalents at beginning of period	487,672	15,053	6,914	9,702
Cash and cash equivalents at end of period	46,831	13,713	15,053	6,914

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Pro Forma Net Sales

	14-Wks Ended	1-Wk Ended	13-Wks Ended	13-Wks Ended	53-Wks Ended	1-Wk Ended	52-Wks Ended	52-Wks Ended
(dollars in millions)	1/3/21	1/3/21	12/27/20	12/29/19	1/3/21	1/3/21	12/27/20	12/29/19
Net Sales	$246.3	$15.9	$230.4	$201.8	$964.3	$15.9	$948.4	$768.2
Conagra DSD Snacks (Kennedy) Pre-Acquisition Net Sales			—	8.2			—	88.8
Kitchen Cooked Pre-Acquisition Net Sales			—	2.2			—	8.5
HKA Pre-Acquisition Net Sales			1.1	3.1			8.0	10.9
Truco Pre-Acquisition Net Sales			37.1	36.2			187.8	146.2
Pro Forma Net Sales			$268.6	$251.5			$1,144.2	$1,022.6

Gross Profit, Adjusted Gross Profit and PF Adj Gross Profit

	14-Wks Ended	1-Wk Ended	13-Wks Ended	13-Wks Ended	53-Wks Ended	1-Wk Ended	52-Wks Ended	52-Wks Ended
(dollars in millions)	1/3/21	1/3/21	12/27/20	12/29/19	1/3/21	1/3/21	12/27/20	12/29/19
Gross Profit	$81.6	$4.9	$76.7	$65.7	$332.7	$4.9	$327.8	$253.8
Depreciation and Amortization	7.5	—	7.5	5.3	31.3	—	31.3	16.8
Non-Cash, non-recurring adjustments	1.4	—	1.4	—	1.4	—	1.4	—
Adjusted Gross Profit	$90.5	$4.9	85.6	71.0	$365.4	$4.9	360.5	270.6
Adjusted Gross Profit as a % of Net Sales	36.7%	30.8%	37.2%	35.2%	37.9%	30.8%	38.0%	35.2%
Depreciation and Amortization - COGS			(7.5)	(5.3)			(31.3)	(16.8)
Conagra DSD Snacks (Kennedy) Pre-Acquisition Gross Profit			—	2.3			—	28.0
Kitchen Cooked Pre-Acquisition Gross Profit			—	1.3			—	5.2
HKA Pre-Acquisition Gross Profit			0.1	0.5			1.1	1.6
Truco Pre-Acquisition Gross Profit			14.5	15.0			76.9	58.8
Pro Forma Gross Profit			92.7	84.8			407.2	347.4
Depreciation and Amortization			7.5	5.3			31.3	16.8
Conagra DSD Snacks (Kennedy) Pre-Acquisition D&A			—	0.5			—	2.0
HKA Pre-Acquisition D&A			—	—			—	—
Truco Pre-Acquisition D&A			—	—			—	—
Depreciation and Amortization - Total			7.5	5.8			31.3	18.8
Pro Forma Adjusted Gross Profit			$100.2	$90.6			$438.5	$366.2
Pro Forma Adjusted Gross Profit as a % of Pro Forma Net Sales			37.3%	36.0%			38.3%	35.8%

Adjusted Selling & Admin Expense

	14-Wks Ended	1-Wk Ended	13-Wks Ended	13-Wks Ended	53-Wks Ended	1-Wk Ended	52-Wks Ended	52-Wks Ended
(dollars in millions)	1/3/21	1/3/21	12/27/20	12/29/19	1/3/21	1/3/21	12/27/20	12/29/19
Selling and Administrative Expense -Selling and Admin Expense - Incl Depreciation and Amortization	$82.2	$1.8	$80.4	$80.5	$303.1	$1.8	$301.3	$228.3
Depreciation and Amortization in Selling and Administrative Expense	(7.7)	—	(7.7)	(3.4)	(19.2)	—	(19.2)	(12.5)
Non-Cash, and/or Non-recurring Adjustments	(17.6)	—	(17.6)	(20.1)	(50.5)	—	(50.5)	(34.2)
Adjusted Selling and Administrative Expense	$56.9	$1.8	55.1	57.0	$233.4	$1.8	231.6	181.6
Conagra DSD Snacks (Kennedy) Pre-Acquistion D&A			—	2.3			—	21.2
Kitchen Cooked Pre-Acquisition D&A			—	1.6			—	5.5
HKA Pre-Acquisition Selling & Admin Expense			—	—			—	—
Truco Pre-Acquisition Selling & Admin Expense			5.3	7.6			30.2	30.5
Pro Forma Adjusted Selling and Administrative Expense			$60.4	$68.5			$261.8	$238.8
Pro Forma Adjusted Selling and Administrative Expense as % of Pro Forma Net Sales			22.5%	27.2%			22.9%	23.4%

Adjusted Net Income

	14-Wks Ended	13-Wks Ended	53-Wks Ended	52-Wks Ended
(dollars in millions)	1/3/21	12/29/19	1/3/21	12/29/19
Net (Loss) Income	$(13.6)	$(24.0)	$(12.6)	$(13.4)

Depreciation and Amortization	15.2	8.7	50.5	29.3
Non-Acquisition Related Depreciation and Amortization	(8.2)	(6.3)	(27.5)	(20.7)
Acquisition Step-Up Depreciation and Amortization:	7.0	2.4	23.0	8.6

Certain Non-Cash Adjustments	4.9	7.5	3.2	9.4
Acquisition and Integration	8.6	5.5	40.0	3.3
Business and Transformation Initiatives	5.3	4.3	8.8	5.1
Financing-Related Costs	0.1	4.5	2.7	4.7
Other Non-Cash and/or Non-Recurring Adjustments	18.9	21.8	54.7	22.5

Income Tax-Rate Adjustment	8.1	0.3	(2.9)	(0.9)

Adjusted Net Income	$20.4	$0.5	$62.2	$16.8

(1) Income Tax Rate Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by an effective cash tax rate of approximately 23%, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Income (Loss). The effective cash tax rate includes corporate income tax payments plus non-resident withholding and tax distributions, which are considered equivalent to tax.

Depreciation & Amortization

	14-Wks Ended	13-Wks Ended	53-Wks Ended	52-Wks Ended
(dollars in millions)	1/3/21	12/29/19	1/3/21	12/29/19
Core D&A - Non-Acquisition-related included in Gross Profit	$2.8	$4.5	$16.9	$13.5
Step-Up D&A - Transaction-related included in Gross Profit	4.7	0.8	14.4	3.3
Depreciation & Amortization - included in Gross Profit	7.5	5.3	31.3	16.8

Core D&A - Non-Acquisition-related included in Selling and Admin Expense	5.4	1.8	10.6	7.3
Step-Up D&A - Transaction-related included in Selling and Admin Expense	2.3	1.6	8.6	5.2
Depreciation & Amortization - included in Selling and Admin Expense	7.7	3.4	19.2	12.5

Depreciation & Amortization - Total	$15.2	$8.7	$50.5	$29.3

Core D&A	$8.2	$6.3	$27.5	$20.8
Step-Up D&A	7.0	2.4	23.0	8.5
Total D&A	$15.2	$8.7	$50.5	$29.3

EBITDA, Adjusted EBITDA and Further Adjusted EBITDA

	14-Wks Ended	1-Wk Ended	13-Wks Ended	13-Wks Ended	53-Wks Ended	1-Wk Ended	52-Wks Ended	52-Wks Ended
(dollars in millions)	1/3/21	1/3/21	12/27/20	12/29/19	1/3/21	1/3/21	12/27/20	12/29/19
Net (Loss) Income	$(13.6)	$3.1	$(16.8)	$(24.0)	$(12.6)	$3.1	$(15.7)	$(13.4)
Plus non-GAAP adjustments:
Income Tax Expense	2.7	—	2.7	0.4	3.7	—	3.7	3.2
Depreciation and Amortization	15.2	—	15.2	8.7	50.5	—	50.5	29.3
Interest Expense, Net	11.5	—	11.5	10.4	40.0	—	40.0	48.3
Interest Income (IO loans)(1)	(0.7)	—	(0.7)	(0.7)	(2.4)	—	(2.4)	(3.4)
EBITDA	15.1	3.1	11.9	(5.2)	79.2	3.1	76.1	64.0
Certain Non-Cash Adjustments(2)	4.9	—	4.9	7.5	3.2	—	3.2	9.4
Acquisition and Integration(3)	8.6	—	8.6	5.5	40.0	—	40.0	3.3
Business Transformation Initiatives(4)	5.3	—	5.3	4.3	8.8	—	8.8	5.1
Financing-Related Costs(5)	0.1	—	0.1	4.5	2.7	—	2.7	4.7
Adjusted EBITDA	$34.0	$3.1	30.8	16.6	$133.9	$3.1	130.8	86.5
Adjusted EBITDA as a % of Net Sales	13.8%	19.5%	13.4%	8.2%	13.9%	19.5%	13.8%	11.3%
Conagra DSD Snacks (Kennedy) Pre-Acquisition EBITDA(6)			—	0.7			—	9.9
Kitchen Cooked Pre-Acquisition Adjusted EBITDA(6)			—	0.2			—	0.5
HKA Pre-Acquisition Adjusted EBITDA(6)			0.1	0.5			1.1	1.6
Truco Pre-Acquisition Adjusted EBITDA(6)			8.8	8.6			47.5	31.1
Further Adjusted EBITDA			$39.7	$26.6			$179.4	$129.6
Further Adjusted EBITDA as % of Pro Forma Net Sales			14.8%	10.6%			15.7%	12.7%

(1)Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors the IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 Long-Term Incentive Plan (the “2018 LTIP”) for employees in February 2018. The Company recorded income of $3.0 million for the Predecessor period from December 30, 2019 to August 28, 2020. The income was the result of the conversion rate of the 2018 LTIP Phantom Units into the 2020 LTIP RSUs. The Company recorded expenses of $6.5 million in 2019. Expenses incurred for the 2018 LTIP are non-operational in nature and are expected to decline upon the vesting of the remaining phantom units from fiscal year 2019 at the end of fiscal year 2021. The phantom units under the 2018 LTIP were converted into the 2020 LTIP RSUs as part of the Business Combination. Additionally, in the Successor period, the Company incurred $6.8 million of share based compensation for the Successor period from August 29, 2020 to January 3, 2021.
Purchase Commitments and Other Adjustments – We have purchased commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related gains and losses. For the year ended January 3, 2021, we recorded a benefit of $0.2 million compared to a benefit of $0.9 million during 2019.
Asset Impairments and Write-Offs — There were no adjustments for impairments recorded in 2020. However, we did record impairments on certain trade name intangible brand assets in fiscal year 2019 totaling $3.8 million. Impairments recorded in fiscal year 2019 were for a brand acquired from Inventure and a brand acquired from Golden Flake.
(3)Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions. In 2020, the majority of charges are related to costs incurred for the Business Combination, the HK Anderson acquisition, and the Truco acquisition, and related integration expenditures where we incurred costs of $40.0 million in 2020 compared to expenses of $3.3 million for the same period in 2019. Later, in fiscal 2019, we recorded $4.6 million in proceeds from the sale of the facility, included in the 2019 adjustment.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, certain Rice/Lissette family-related costs incurred but not part of normal business operations, and gains realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, offset by severance costs associated with the elimination of RSP positions, fall into this category. In 2020, total net cost was $8.8 million compared to $5.1 million net cost for the 2019.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and preferred equity capital. In fiscal 2020, we incurred $2.5 million of expenses related to a prepayment penalty for the pay-down of debt and $0.2 million of other debt raising and preferred equity capital costs. In fiscal 2019, these costs include expenses related to the sale of preferred and common units by Series U, Series R, and SRS to an outside investor, the repayment of the Second Lien Term Loan, and the issuance of the Secured First Lien Note to finance the Kennedy Acquisition. Financing-Related Costs adjustments of $4.7 million were made in fiscal years 2019. The amount in fiscal 2019 includes $4.3 million related to a loss recognized on extinguishment of debt related to the repayment of the Second Lien Term Loan as well as $0.4 million in professional fees related to the new capital raised, which were partially offset by deferred financing fees.
(6)Pre-Acquisition Adjusted EBITDA- This adjustment represents the adjusted EBITDA of acquired companies prior to the acquisition date.

Net Sales and Pro Forma Net Sales

	FY 2019	FY 2020
(dollars in millions)	Q4	Q1	Q2	Q3	Q4	FY 2020
Net Sales - 53 Weeks	$201.8	$228.0	$242.0	$248.0	$246.3	$964.3
53rd Week	—	—	—	—	(15.9)	(15.9)
Net Sales - 52 Weeks	$201.8	$228.0	$242.0	$248.0	$230.4	$948.4
Conagra DSD Snacks (Kennedy) Pre-Acquisition Net Sales	8.2	—	—	—	—	—
Kitchen Cooked Pre-Acquisition Net Sales	2.2	—	—	—	—	—
HKA Pre-Acquisition Net Sales	3.1	2.3	2.1	2.5	1.1	8.0
Truco Pre-Acquisition Net Sales	36.2	42.4	59.1	49.2	37.1	187.8
Pro Forma Net Sales	$251.5	$272.7	$303.2	$299.7	$268.6	$1,144.2

Normalized / Further Adjusted EBITDA

	FY 2019	FY 2020
(dollars in millions)	Q4	Q1	Q2	Q3	Q4	FY 2020
Further Adjusted EBITDA	$26.6	$39.8	$48.9	$51.0	$39.7	$179.4
Trade Spend Normalization(1)	6.3	—	—	—	—	—
Acquisition Synergies(2)	3.0	2.9	2.6	2.0	1.5	9.0
Public Company Costs(3)	(0.8)	(0.8)	(0.7)	(0.6)	—	(2.0)
Normalized Further Adjusted EBITDA	$35.1	$41.9	$50.8	$52.4	$41.2	$186.4
Normalized / Further Adjusted EBITDA as % of Pro Forma Net Sales	14.0%	15.4%	16.8%	17.5%	15.3%	16.3%

(1) Reflects implementation in fiscal 2019 of a new system that enabled the Company to refine period-end estimates for trade spend reserves. This resulted in a one- time true-up charge of the trade spend reserve in fiscal 2019. The Company does not expect similar material true-ups to recur in future periods.
(2) Represents identified integration-related cost savings expected to be realized from the elimination of certain procurement, manufacturing, and logistics as well as selling and administrative expenses in connection with the acquisition of Conagra Snacks, Kitchen Cooked and Truco Enterprises.
(3) Represents estimated incremental costs of operating as a public company following closing of the business combination, including exchange listing and other fees; audit and compliance costs; investor relations costs; additional D&O insurance premium; legal expenses associated with public filings and other items; and cash compensation for the Board of Directors.

Net Debt and Leverage Ratio

(dollars in millions)	2020 Pro Forma(3)
Term Loan	$720.0
Capital Leases(1)	8.1
Deferred Purchase Price	1.5
Gross Debt(2)	729.6
Cash Excluding Warrant Cash	(37.9)
Total Net Debt	$691.7

52-Weeks Normalized Further Adjusted EBITDA	$186.4

Net Leverage Ratio	3.7x

(1) Capital Leases exclude the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which is uncommon.
(3) Represents Net Debt calculation pro forma for refinancing closed on January 20, 2021. 2020 pro forma leverage calculation based on normalized further adjusted EBITDA for 52-week period.